Merrill Lynch & Co., Inc.
                                                   95 Greene Street
                                                   Jersey City, New Jersey 07302

                                                   February 10, 2003

[LOGO] MERRILL LYNCH

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-97937

With reference to the above captioned Registration Statement and in compliance with Rule 424(b)(3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus and Prospectus Supplement dated September 25, 2002 relating to Merrill Lynch & Co., Inc. Medium-Term Notes to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

                                       Very truly yours,

                                       /s/ Mark Youngclaus

                                       Mark Youngclaus
                                       Vice President

PROSPECTUS SUPPLEMENT                                         File No. 333-97937
(To Prospectus Supplement and                                 Rule 424(b)(3)
Prospectus dated April 1, 2002)
Prospectus number: 2257

                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Principal Amount: $50,000,000       Original Issue Date: November 18, 2002

CUSIP Number: 59018YPB1             Stated Maturity Date: November 18, 2003

Interest Calculation:               Day Count Convention:
[X] Regular Floating Rate Note      [X] Actual/360
[ ] Inverse Floating Rate Note      [ ] 30/360
      (Fixed Interest Rate):        [ ] Actual/Actual

Interest Rate Basis:
[ ] LIBOR                           [ ] Commercial Paper Rate
[ ] CMT Rate                        [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                      [ ] CD Rate
[X] Federal Funds Open Rate         [ ] Other (see attached)
[ ] Treasury Rate
    Designated CMT Page:                Designated LIBOR Page:
      CMT Telerate Page:                  LIBOR Telerate Page:
      CMT Reuters Page:                   LIBOR Reuters Page:

Index Maturity: N/A                       Minimum Interest Rate: Not Applicable

Spread: Plus 0.12%                        Maximum Interest Rate: Not Applicable

Initial Interest Rate:  Calculated as     Spread Multiplier: Not Applicable
                        if the Original
                        Issue Date was
                        an Interest Reset
                        Date

Interest Reset Dates:   Each Business Day, commencing November 19, 2002 to but
                        excluding the Stated Maturity Date, subject to the following Business Day convention

Interest Payment Dates: Quarterly, on the 18th of February, May, August and
                        maturity commencing February 18, 2003; subject to the following business day convention

Fed Funds Open Rate:    The rate for an Intetrest Reset Date shall be the rate
                        set forth on Telerate Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled "OPEN". If the rate is not available for an Interest Reset Date, the rate for that Interest Reset Date shall be the Federal
                        Funds Effective rate as published in the H.15 Daily
                        Update.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity
                        Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Dated:                  November 13, 2002